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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of our report dated November 3, 1997, relating to the statements of assets and liabilities of The Conservative Portfolio, The Moderate Portfolio and The Aggressive Portfolio, each a separate series of Morgan Stanley Strategic Adviser Fund, Inc., which appear in the Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in the prospectus, which also constitutes part of this Registration Statement.




/s/ PRICE WATERHOUSE LLP
-----------------------

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
November 25, 1997